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                                    DRAFT

                       STRADLEY RONON STEVENS & YOUNG, LLP
                            2600 One Commerce Square
                           Philadelphia, PA 19103-7098
                                 (215) 564-8000

                               ____________, 2005

Board of Trustees
AIM Core Allocation Portfolio Series
11 Greenway Plaza
Suite 100
Houston, Texas 77046-1173

          Re: Federal Income Tax Treatment of the Fee Arrangement of the AIM Core Allocation Portfolio Series, a statutory trust formed under the laws of the State of Delaware (the "Trust"), on behalf of its two series, Series C and Series M (collectively, the "Portfolios" and individually a "Portfolio").

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the AIM Core Allocation Portfolio Series program (the "CAPs Program"), which consists of the following elements: (i) third-party managed account platforms sponsored by certain financial intermediaries or wrap sponsors ("Wrap Sponsors") contract with A I M Advisors, Inc., a subsidiary or an affiliate (collectively or, when referring specifically to A I M Advisors, Inc., as the context requires, "AIM" or, when referring to A I M Advisors, Inc. in its capacity as the investment adviser to the Portfolios, "Advisor") to provide investment management and other services for its wrap fee clients ("Clients") in the investment discipline styled, "full discretion core fixed income;" (ii) AIM establishes a separately managed account for each client account ("Account" or "Client Account") to be invested in a combination of individual securities and shares of the Portfolios ("Shares" or "Portfolio Shares"); (iii) AIM retains INVESCO Institutional (N.A.), Inc. ("INVESCO" or "Style Manager") to manage the separately managed accounts; (iv) INVESCO then selects the individual securities and Portfolio Shares to be purchased for each such Account; (v) AIM provides the Portfolios with administrative services; (vi) the Portfolios retain AIM to manage the Portfolios as their investment advisor and pay AIM a unified management fee, which together with all operating expenses (except extraordinary expenses) of the Portfolios AIM agrees irrevocably to waive; and (vii) AIM retains INVESCO to sub-advise the Portfolios.

     For the purpose of this opinion, we have examined the AIM Core Allocation Portfolio Series Prospectus, dated December 30, 2005, on file with the Securities and Exchange Commission ("SEC"); AIM Core Allocation Portfolio Series Statement of Additional

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Information, dated December 30, 2005, on file with the SEC; Agreement and
Declaration of Trust of AIM Core Allocation Portfolio Series, dated June 27, 2005; Bylaws of AIM Core Allocation Portfolio Series, dated June 27, 2005; Form of Master Investment Management Agreement, dated _____, 2005, between the Trust and Advisor.; Form of Master Intergroup Sub-Advisory Contract for Mutual Funds, dated _______, 2005, between the Advisor and INVESCO; Form of Transfer Agency and Service Agreement, dated _________, 2005, among the Trust, AIM Investment Services, Inc. and Advisor; Form of Master Distribution Agreement, dated _______, 2005, between the Trust and A I M Distributors, Inc.; Form of Style Manager Agreement, dated _________, 2005, between AIM and INVESCO; Form of Memorandum of Agreement, dated ________, 2005, between the Trust and Advisor with respect to Series C and Series M; and Form of Administrative Services Agreement, dated ________, 2005, between the Trust and Advisor (the "Documents"), and we have reviewed such other items as we have deemed necessary to render this opinion. In addition, you have provided us with a letter dated as of the date hereof, representing as to certain facts and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representation Letter"). We have also reviewed sample forms of "Advisor Participation Agreements" between various wrap sponsors and investment advisors selected to provide investment advisory and related services in specified investment disciplines which you have indicated are representative of the forms of agreements that AIM will enter into with wrap sponsors.

I.   FACTS: DESCRIPTION OF THE CAPS PROGRAM

     The Trust was organized as a Delaware statutory trust under Delaware law on June 27, 2005. The Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end series management investment company. The Trust currently consists of two separate Portfolios: Series C and Series M. The securities issued by each Portfolio will be separately registered under the Securities Act of 1933, as amended (the "1933 Act"). Each Fund will elect to be a regulated investment company ("RIC"), as provided in Section 851(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and intends to qualify for treatment as such under Sections 851(b) and 852 of the Code.

     In order to participate in certain wrap fee programs offered by Wrap Sponsors on behalf of their separately managed Client Accounts, AIM will enter into an agreement ("Overlay Manager Agreement") with each Wrap Sponsor to provide investment advisory and related services in the investment discipline styled "full discretion core fixed income." The Wrap Sponsors will not be affiliated with AIM. AIM will retain INVESCO under a style manager agreement ("Style Manager Agreement") to manage the separately managed account for an advisory fee initially payable at the rate of 11 basis points of net asset value of that portion of each Account invested in individual securities. INVESCO will select the individual securities and the Shares to be purchased for each such account. AIM will perform, or cause others to perform, the management and administrative services for the Portfolios. The Portfolios will retain Advisor under a master investment management agreement ("Advisory Agreement") to manage the Portfolios as their investment advisor and to provide administrative services for a unified fee initially payable at the rate of 23 basis points of the net asset value of the Portfolios, which, together with other Portfolio fees and expenses, the Advisor agrees to irrevocably waive


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or assume, except for extraordinary expenses. The Advisor, in turn, will retain
INVESCO under a sub-advisor agreement ("Sub-Advisor Agreement") to sub-advise the Portfolios for a sub-advisory fee initially payable at the rate of 11 basis points of the net asset value of the Portfolios.

     The Portfolios will retain AIM Investment Services, Inc. ("Transfer Agent") under a transfer agency agreement ("Transfer Agency Agreement") to provide transfer agency services and A I M Distributors, Inc. ("Distributor") under a distribution agreement ("Distribution Agreement") to provide broker dealer services. The Advisor will be a party to the Transfer Agency Agreement and responsible for the payment of fees to the Transfer Agent for services rendered thereunder. The Advisor will not be a party to the Distribution Agreement and it is proposed that the Distributor not be compensated for any services it renders by any person as such services are anticipated to be de minimis. The Advisor may enter into service agreements with other affiliates to compensate them for other services performed for the Portfolios under separate agreements.

     AIM has represented that based on certain assumptions, including as to the growth in assets of the Portfolios, the fees payable under the Style Manager Agreement, Sub-advisor Agreement, Transfer Agency Agreement and any other agreements between the Portfolios and AIM affiliates, including for administrative services, are, or are anticipated to be, commercially reasonable compensation for the services rendered. AIM has further represented that based on certain assumptions, including as to the growth in assets of the Portfolios, the unified management fee (before waiver) established by the Portfolio's offering documents is, or is anticipated to be, commercially reasonable compensation for the services rendered.

     Each Overlay Manager Agreement will be separately negotiated at arm's length based on the kind and/or degree of services being rendered by AIM. In addition to advisory services, AIM will undertake certain ancillary services, including, but not limited to, reports, Client meetings, handling of proxies, reporting of trades, and provision of educational materials. The compensation payable to AIM under each Overlay Manager Agreement (the "Overlay Manager Fee") is anticipated to vary among Wrap Sponsors (e.g., the fee may be 41 basis points under one Manager Overlay Agreement and may be 45 basis points under another) based on the kind and/or degree of services to be provided by AIM. Under the Overlay Manager Agreements, AIM's recourse for non-payment of fees is generally limited to collection from the Wrap Sponsor (some agreements explicitly state that the Wrap Sponsor shall seek payment of its fees solely from the Wrap Sponsor and not from the Client Account), generally subject to binding arbitration. The Overlay Manager Fees will be more than the unified fees of the Portfolios being waived by the Advisor and sufficient in amount to accommodate the additional services being provided by AIM under such agreements.

     As to the portion of a Client Account allocated to individual securities, Clients are permitted to prohibit investment in certain securities. As between the individual securities and the Shares (and as between Series C and Series M), all Client Accounts typically will be invested in the same proportions, although there may be some differences in the make up of the individual securities. For instance, initially, INVESCO anticipates that 60% of the assets in each Client Account will be invested in individual securities, 20% in the Shares of Series C and 20% in the Shares of Series M. These proportions are anticipated to change over time, but generally all Accounts are anticipated to be invested in the same general proportions (except for any


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differences in the make-up of individual securities). The allocation between individual securities and the Shares, and as between the Shares, will be made solely in the discretion of INVESCO in conformity with the Style Manager Agreement and a Client will have no say in such allocations (other than limiting investment in certain securities and occasionally requesting that any unrealized losses or profits in their Account be realized). Any investment in the Shares is merely a bi-product of INVESCO's investment process as Style Manager, and for its convenience, to gain exposure to corporate bonds and mortgages on a commingled basis because the transaction costs to invest otherwise in individual corporate bonds and mortgages likely would be higher and there likely would be a dispersion of results.

     The wrap fee charged by a Wrap Sponsor typically varies based on asset size of the wrap account, but also can vary within a limited range based on the level of services desired by the Client, the asset styles selected, and competitive prices offered by competing financial intermediaries. There are multiple fixed income style managers from which a wrap client can choose. The wrap fee payable by a Client does not vary based on whether a core fixed income asset allocation is made or, if made, whether AIM is selected as the style manager. The wrap fee payable to the Wrap Sponsor may vary, however, within a limited range where the asset allocation is weighted significantly in favor of fixed income (although not necessary to core fixed income) as the typical wrap fee assumes an over-weighting in equities. The wrap fee is paid to the Wrap Sponsor from the Client's wrap account.

     Absent obtaining a favorable private letter ruling from the Internal Revenue Service ("IRS" or "Service") with respect to the issues that are the subject of this opinion or the IRS publishing general guidance to the same effect, Portfolio Shares will only be offered to certain bundled ("Bundled') wrap fee programs where the client contracts with the Wrap Sponsor for all investment services for an all inclusive fee in contrast to unbundled ("Unbundled" or "Dual Contract") wrap programs where, in addition to entering into an agreement with the Wrap Sponsor or relationship custodian, the client also enters into an investment management agreement with each investment manager selected.

     Appendix A contains background information on managed account platforms in general.

[Remainder of Page Left Intentionally Blank]


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II.  LAW

     A.   TAXATION OF REGULATED INVESTMENT COMPANIES.

     Part I of Subchapter M of the Code (Sections 851-855) sets out the basic rules for taxation of RICs. Section 851(1) provides, in part, that a RIC means any domestic corporation which, at all times during the taxable year, is registered under the Investment Company Act of 1940 either as a management company or as a unit investment trust. Among the limitations imposed under
Section 851(b) is the requirement that at least 90 percent of the RIC's gross income be derived from qualifying passive income, including but not limited to dividends, interest and gains. Asset diversification rules also apply.

     Section 852 addresses the taxation of RICs and their shareholders. Section 852(a)(1) provides, in part, that the deduction for dividends paid during the taxable year (as defined in section 561, but without regard to capital gains dividends) must equal or exceed the sum of (i) 90 percent of its investment company taxable income for the taxable year, and (ii) 90 percent of its net interest income excludable under Section 103(a). Section 852(a)(2) provides that, as of the close of a RIC's taxable year, the RIC is not permitted to have any earnings and profits accumulated in a non-RIC year.

     Section 852(b)(1) imposes for each taxable year upon the investment company taxable income of every RIC a tax computed as provided in section 11 applicable to corporations, as though the investment company taxable income were the taxable income referred to in section 11. Section 852(b)(2) defines investment company taxable income as the RIC's taxable income adjusted as follows: (A) there shall be excluded the amount of net capital gain, if any, (B) the net operating loss deduction shall not be allowed, (C) the corporate dividends received deduction shall not be allowed, (D) the deduction for dividends paid (as defined in section 561) shall be allowed, but shall be computed without regard to capital gain dividends and exempt interest dividends, (E) the taxable income shall be computed without regard to the computation of tax on change of annual accounting period, and (F) the taxable income shall be computed without regard to short-term obligations issued on a discount basis if the RIC so elects.

     Section 852(c) provides that the earnings and profits of a RIC for any taxable year (but not its accumulated earnings and profits) shall not be reduced by any amount which is not allowable as a deduction in computing its taxable income for such taxable year.

     Subject to various limitations, a RIC is permitted to designate its dividends as capital gain dividends (Section 852(b)(3)), exempt-interest dividends (Section 852(b)(5)), carrying out foreign tax credits (Section 853)), dividends eligible for the corporate dividends received deduction (Section 854(a)), and qualified dividend income (Section 854(a)).

     Section 4982 imposes a 4% excise tax on RICs that fail to distribute substantially all of their ordinary income and capital gain net income each calendar year.

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(1)  Unless otherwise stated, all section references are to the Internal Revenue
     Code of 1986, as amended.


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     Section 852(b)(2)(D), cited above, allows a RIC a deduction under Section
561 for dividends paid to shareholders. Section 561(b) makes the rules of
Section 562 applicable. Section 562(c) disallows a dividends-paid deduction for preferential dividends.

B.   LAW REGARDING PREFERENTIAL DIVIDENDS.

     Under the statutory scheme described above, a RIC avoids federal income tax (and excise tax) by taking a dividends-paid deduction for dividends paid to shareholders. For example, if a RIC has $100 of net investment income for a year and pays a $100 dividend to its shareholders, its investment company taxable income is zero and the RIC pays no federal corporate income tax. A dividend paid by a RIC qualifies for a dividends-paid deduction only if all shareholders receive the same dividend (on a per share basis) at the same time pursuant to
Section 562(c)(2) of the Code, disregarding any different arrangements for shareholder services or the distribution of shares or both as permitted under Rule 18f-3 of the 1940 Act.

     In the context of multi-class funds, the IRS has created a safe harbor pursuant to which the dividends paid by a RIC to groups of shares (each a "shareholder group") will not be treated as preferential dividends. (3) Under this safe harbor, a RIC's advisory fee and other expenses relating to the management of the RIC, including custody and tax preparation, must be allocated to all shareholders, regardless of shareholder group, on the basis of net asset value. Expenses of a RIC relating to shareholder services or the distribution of its shares must be allocated to each shareholder group either on the basis of net asset value or on the basis incurred. Under the RIC's organizational documents, which for this purpose includes a Rule 18f-3 plan, each shareholder group is entitled to distributions calculated in the same manner and at the same time.

     The purpose for the preferential dividend rule as it applies to RICs has been debated. One can surmise from a review of the legislative history at the time the rule was made applicable to RICs in 1938 that "it is intended to prevent a RIC from manipulating the character and timing of its shareholders' recognition of income realized in respect of their interest in the RIC's economic performance."(4)

     In the 1938 legislative hearings, the rule was described as follows:

     Subsection (h) of the bill, relating to "preferential dividends," has the same purpose as section 27(g) of the existing law which disallows dividends-paid credit for a distribution which is preferential. No dividends-paid credit should be allowed in the case of a distribution not in conformity with the rights of shareholders generally inherent in their

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(2)  IRC Section 562(C) PREFERENTIAL DIVIDENDS. The amount of any distribution shall not be considered as a dividend for purposes of computing the dividends-paid deduction, unless such distribution is pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference. In the case of a distribution by a regulated investment company to a shareholder who made an initial investment of at least $10,000,000 in such company, such distribution shall not be treated as not being pro rata or as being preferential solely by reason of an increase in the distribution by reason of reductions in administrative expenses of the company.

(3)  Rev. Proc. 99-40, 1999-2 C.B. 565 (Oct. 29, 1999).

(4) Taxation of Regulated Investment Companies and Their Shareholders, Johnston and Brown (Warren Gorham & Lamont 2005 at P 3.02[2]).


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          stock holdings, whether the preferential distribution reflects an act of injustice to shareholders or a device acquiesced in by shareholders, rigged with a view to tax avoidance. The preference which prevents the allowance of a dividends-paid credit may be one in favor of one class of stock as well as one in favor of some shares of stock within one class. The provision has been expanded in this bill so as to leave no uncertainty as to its purpose in this respect. On the other hand, the words 'equal in amount,' being regarded by the committee as surplusage in existing law and apparently being productive of some confusion, have been eliminated in the new provision in the interest of clarity. The committee believes that no distribution which treats shareholders with substantial impartiality and in a manner consistent with their rights under their stock-holding interests, should be regarded as preferential by reason of minor differences in valuations of property distributed.(5) (emphasis added.)

     In 1986, Section 562(c) of the Code was amended to allow administrative cost savings to be passed through to accounts opened with an investment of $10 million or more. The conference report to the 1986 amendment states:

     The conference agreement provides that differences in the rate of dividends paid to shareholders are not treated as preferential dividends (within the meaning of section 562(c)), where the differences reflect savings in administrative costs (but not differences in management fees), provided that such dividends are paid by a RIC to shareholders who have made initial investments of at least $10 million.(6) (emphasis added.)

The IRS has cited this legislative history as authority for the position that any difference in the investment advisory fee charged to shares of a RIC results in a preference.(7) In a written statement submitted in conjunction with this legislation, Dennis E. Ross, Tax Legislative Counsel, Department of Treasury, before the House Ways and Means Committee states, in part, that "[we] do not regard this [sliding scale dividend for accounts with an initial $10 million investment] as unjust and, moreover, we believe that the relationship between RIC's and their shareholders is more appropriately regulated by the Securities and Exchange Commission through the securities laws, than by the Internal Revenue Service through the Internal Revenue Code."(8)

     By its rulings, the IRS has suggested that the distribution requirement limits how a RIC may structure it shareholders' interests. For instance, the IRS issued an adverse ruling in the context of a sliding scale fee arrangement where a fund could not demonstrate that the management fee component of a sliding-scale fee, which was charged by the fund to its shareholders for various services, including investment advisory services rendered to the fund by the fund's manager (or its affiliate), was the same at all fee levels within the sliding scale. Hence, according to the IRS, the management fee component impermissibly differed among

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(5)  HR Rep. No 1860, 75th Cong. 3d Sess. 23 (1938), 1939-1 (Part 2) CB 728,
     744.

(6) HR Conf. Rep. No. 841, 99th Cong., 2d Sess. II-246, reprinted at 1986-3 (Vol. 4) CB 246.

(7) For instance, Announcement 96-95, 1996-39 IRB (dated Sep. 6, 1996), cites this report in a background discussion of the preferential dividend rule.

(8) 94th Cong., 2d Sess. 114-119 (1986) in support of amending Section 562(c) by adding the last sentence pertaining to shareholders who make an investment of more than $10 million.


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shareholders in the fund depending on the overall fee paid by each shareholder.(9) The IRS' analysis in this ruling may be summarized as follows:
(1) It is clear that a RIC is allowed to pass through its income to its shareholders, such that the income will be taxable to the shareholders, not the RIC. However, nowhere in the Code, regulations, Service position, or legislative history relevant to RICs is there any statement that RICs can pass through deductions; (2) The deductibility of expenses by investors depends, inter alia on the nature of the expenses. However, mere labels such as "creation" (sales) fees and "service" (administrative) fees are not sufficient to determine deductibility. Stock issuance expenses, normally not deductible by ordinary corporations, were held deductible because of the RIC's peculiar need to be prepared for the 'constant possibility of withdrawal of part or all of capital by means of the redemption of stock, independent of all the usual business risks. Expenses other than the ongoing stock issuance expenses, like custodian and sponsor fees, were not mentioned by New York Stocks(10); (3) The cases hold that if a deduction is properly allocable to the corporation, it does not become a shareholder deduction merely because the shareholder agrees to pay it; (4) The RIC cannot justify the disparate dividends on any business purpose or on any legal or accounting theory, except for the purpose of remaining competitive. The only reason for the sliding scale is to attract large investors by providing a rate of return larger than the return given smaller investors; (5) In context of this letter ruling, the shareholders' rights under the Investment Company Act of 1940 have most likely been violated. Specifically, we believe that there has been a probable violation of 15 U.S.C. section 80a-35(b) (Breach of Fiduciary
Duty); and (6) Rev. Rul. 83-117(11) [which provides a de minimis exception] is easily distinguishable from the instant case because the small shareholder does not, because he is a small shareholder, have an "equal opportunity" to be charged a lower shareholder fee rate than is accorded to the large shareholders in the same class. If the distributions in this case are not preferential dividends, nothing would constrain the RIC from increasing the disparity between large and small investors. All of the expenses might

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(9)  G.C.M. 39457 (Dec. 18, 1985)(Funds propose to shift the Manager's fees from being expenses of the Funds to being expenses of the shareholders by adding language to the agreements between the Funds and Manager. In addition, under the proposals, the fees will be assessed on a sliding scale with the larger shareholders paying a smaller percentage on their account balances than the smaller shareholders. This would result in the smaller shareholder paying a proportionately greater part of the expenses than under the present method. The Funds actually will pay the manager's fee, and will withhold the appropriate amount of the fee, when paying dividends to shareholders. The Funds claim this change has been requested in order for them to remain competitive with some newly-created funds that have established fee arrangements identical to the proposed requests....While there is no sales or service charge to the shareholders by Fund or Distributor, investment dealers, banks and other institutions may make reasonable charges to those shareholders on whose behalf various services may be rendered directly by such dealers, banks and other institutions. The services to be provided and fees therefor are established by each of the other parties acting independently from Fund. Fund has been given to understand that these fees may be charged for customer services including, but not limited to, same day investment of client funds; same day access to client funds; advising customers about the status of their accounts, yield currently being paid, or income earned to date; providing periodic account statements showing security and money market positions; other services available from the dealer, bank or other institution; and assistance with inquiries related to client investments. Any such fees, charged by such other parties acting independently from Fund, will be deducted from the monthly dividends and transferred to such independent parties on behalf of Fund shareholders, if any, incurring such expenses. On smaller accounts, the expense of such services could constitute a substantial portion of the shareholder's distribution. The expenses described in this paragraph [those provided by independent parties] do not appear to be expenses of the Funds and our memorandum does not deal with these expenses); Letter Rulings 8601016 (Sept. 30, 1985); 8552063 (Sept. 30, 1985).

(10) See footnote 12.

(11) See footnote 15.


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be chargeable to the small investor. If the RIC is correct in its contention that the amount of the dividend is the gross amount, prior to withholding of the expenses, the dividends would not be preferential no matter how distorted and unequal were the distributions. Certainly, Congress could not have intended to allow such flagrant disregard for the preferential dividend rules.

     The special nature of RICs has been recognized by the courts. For instance, the court in New York Stocks, in holding that redemption payments to shareholders of an open-end RIC do not result in preferential dividends, stated:

     This provision [preferential dividend rule] has been applied to various corporations in decisions cited by the parties and discussed in the opinions below; but this is the first occasion for its application to an open-end investment company. We think the nature of such a company, defined and given favorable tax treatment under Section 361, has not been given due weight below or by the respondent. It offers a means by which the shareholder can presumably obtain expert supervision and diversity in his investment and at the same time retain complete discretion as to when to sell. At the sale of his shares the price is not determined by any capricious value judgment on the part of the petitioner, but rather by the vicissitudes of the market. (emphasis added.)(12)

     In private letter rulings, the IRS has defined "class" for purposes of Code
Section 562(c) as "a group of shareholders whose rights are so closely aligned and so different from other shareholders' rights as to warrant a conclusion that members of the group should all be treated the same and should be protected against the infringement of shareholders outside the group with respect to distributions."(13)

     The IRS has addressed the issue of preferential dividends in the context of a REIT dividend reinvestment plan where shares could be acquired under the plan at a price equal to 95 percent of the stock's fair market value on the distribution date.(14) The ruling holds that the REIT will be entitled to a dividends-paid deduction for the amount of any distribution in cash or stock of greater value under Code Section 561. The plan treats all shareholders with impartiality by giving all shareholders an equal opportunity to reinvest, and the plan's bargain spread directed at passing to the REIT's participating shareholders underwriting and other costs savings by issuing stock under the plan is relatively small resulting in relatively minor differences in distributions to similarly situated taxpayers.

     The IRS has also addressed the waiver by investment advisors of their advisory fees. Rev. Proc 99-40(15) requires that the benefit of a waiver or reimbursement of advisory fees and other expenses related to the management of the corporation's assets be allocated to all shares by

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(12) New York Stocks, Inc. v. Comm'r, 164 F2d 75 (2d Cir. 1947).

(13) See for instance, Letter Ruling 9649025 (Dec. 6, 1996).

(14) Rev. Rul. 83-117, 1983-2 CB 98 (A widely-held REIT established a dividend reinvestment plan. Under the plan, all shareholders may elect to have cash dividends that would otherwise be distributed to them on their common stock reinvested in newly issued common stock of the REIT at a price equal to 95 percent of the stock's fair market value on distribution date. The dividend reinvestment plan is designed as a means for the REIT to raise capital, and the discount of 5 percent that is allowed under the plan approximates the underwriting and other costs that the REIT otherwise would expect to incur in issuing new stock).

(15) See footnote 3 at Section 4.03(1).


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net asset value, regardless of shareholder group (except as otherwise permitted in the case of performance fees). In fund-of-funds arrangements, however, the investment advisor of the fund-of-funds typically does not impose investment advisory fees on assets of the fund-of-funds that are invested in shares of the underlying funds where the imposition of such fees would be duplicative of investment advisory services provided to the underlying funds. The IRS has held these arrangements, which may include fee waivers, do not create a preferential dividend.(16) The waiver requirement of Rev. Proc. 99-40 has also been considered in at least one letter ruling(17) in the context of funds advised by the same adviser that were not part of a fund-of-funds arrangement. Therein certain participating RICs (participating funds) propose to invest any cash balances in the shares of another RIC (central fund) that is advised or sub-advised by the same advisor. Central fund has only one class of shares, and no separate class of shares will be created for shares purchased by a participating fund. All distributions of dividends to shareholders of central fund are to be made pro rata based on net asset value of shares owned, including distributions made to a participating fund. Similarly, all distributions of dividends made by a participating fund to its shareholders are to be made pro rata based on net asset value of shares owned, except for any differences for shareholder services or the distribution of shares or both as permitted under Rule 18f-3 of the 1940. The Advisor of each participating fund proposes to waive its advisory fees in an amount equal to any distribution and/or service fees that such participating fund incurs under the Rule 12b-1 Plan in connection with the participating fund's investment in central fund. The IRS holds that the advisor's waiver of its advisory fee for each participating fund won't have any effect on whether dividends paid by central fund will be eligible for the deduction for dividends paid under Code Section 561. In so holding, the IRS reasoned that central fund and participating funds are each treated as separate corporations pursuant to Section 851(g) of the Code. Because the amount of the waiver of the advisory fee will be allocated among the shareholders of a participating fund based on the net asset value of the shares, the waiver complies with the general rule of section 4.03(1) of Rev. Proc. 99-40.

     Outside the RIC area Moline Properties(18) stands for the proposition that the corporate form chosen by a taxpayer should be respected unless it is a sham or unreal. On occasion the IRS has cited to Moline Properties in the RIC area.(19)

----------
(16) Letter Rulings 200121002 (May 25, 2001); 9837023 (Jun. 12, 1998); 9835009
     (May 26, 1998).

(17) Letter Ruling 200422052 (May 28, 2004); see also Letter Rulings 7930134 (April 27, 1979) and 7931046 (May 4, 1979) (An investment advisor offered to reduce its management fee charged a RIC as an inducement to the shareholders of a target fund to approve a reorganization; at issue was whether such inducement would result in income to the RIC, provided the fees paid to the advisor were reasonable).

(18) Moline Properties Inc v. Com., (1943, S Ct) 30 AFTR 1291 , 319 US 436 , 87 L Ed 1499 , 43-1 USTC P 9464 (The doctrine of corporate entity fills a useful purpose in business life. Whether the purpose [of incorporating] be to gain an advantage under the law of the state of incorporation or to avoid or to comply with the demands of creditors or to serve the creator's personal or undisclosed convenience so long as that purpose is the equivalent of business activity or is followed by the carrying on of business by the corporation, the corporation remains a separate taxable entity... To this rule there are recognized exceptions. ... A particular legislative purpose, such as the development of the merchant marine whatever the corporate device for ownership, may call for the disregarding of the separate entity, as may the necessity of striking down frauds on the tax statute. In general, in matters relating to the revenue, the corporate form may be disregarded where it is a sham or unreal. In such situations the form is a bald and mischievous fiction.)

(19) Letter Ruling 9726034 (June 27, 1997)(The Service, in ruling that a RIC formed for tax-exempt organizations is separate from its shareholders and a partner in its partnership investments, stated that: "Fund is incorporated under the laws of State c. Fund's business purposes will include providing a vehicle through which tax exempt entities and

     The deductibility of wrap fees paid by an investor is governed by Sections 212 (non-corporate persons) and 162 (corporations). Treas. Reg. Section 1.212-1(d) provides that "[e]xpenses, to be deductible under section 212, must be 'ordinary and necessary.' Thus, such expenses must be reasonable in amount and must bear a reasonable and proximate relation to the production or collection of taxable income or to the management, conservation, or maintenance of property held for the production of income." Treas. Reg. Section 1.212-1(g) provides that "[f]ees for services of investment counsel, custodial fees, clerical help, office rent, and similar expenses paid or incurred by a taxpayer in connection with investments held by him are deductible under section 212 only if (1) they are paid or incurred by the taxpayer for the production or collection of income or for the management, conservation, or maintenance of investments held by him for the production of income; and (2) they are ordinary and necessary under all the circumstances, having regard of the type of investment and to the relation of the taxpayer to such investment."

     In the context of deductibility of legal expenses under Section 212, the Supreme Court has held that that the origin and character of the claim with respect to which an expense was incurred, rather than its potential consequences upon the fortunes of the taxpayer, is the controlling basic test of whether the expense was "business" or "personal" and hence whether it is deductible or not under Sections 212(1) and (2).(20) "The principle we derive from these cases is that the characterization, as 'business' or 'personal,' of the litigation costs of resisting a claim depends on whether or not the claim arises in connection with the taxpayer's profit-seeking activities. It does not depend on the consequences that might result to a taxpayer's income-producing property from a failure to defeat the claim, for ... that 'would carry us too far' and would not be compatible with the basic lines of expense deductibility drawn by
Congress...."(21)

     A recent letter ruling addresses the issue of wrap fees in the context of IRA and Roth IRA accounts.(22) The letter ruling holds that wrap fees paid by clients of a financial services company, which provides a combination of investment advisory services and securities trade

----------
     charitable trusts may pool investment resources and invest and benefit from the investments of Fund including investments in various investment entities (the Partnerships) that would otherwise be unavailable to them. See Moline Properties v. Commissioner, 319 U.S. 436 (1943). Further, Fund is not acting as its shareholders' agent with respect to a particular asset or for any other purpose. See Commissioner v. Bollinger, 485 U.S. 340
     (1988)"); See also, Letter Ruling 9130039 (May 1, 1991)( "A corporation will generally be recognized as a separate taxable entity so long as there is a business purpose to be served by the corporation's existence and there is business activity connected with that purpose conducted by the corporation. See Moline Properties v. Commissioner, 319 U.S. 436 (1943)").

(20) US v. Gilmore, 372 US 39 (1963) (Section 212(2) does not allow a taxpayer to deduct legal expenses incurred in a divorce proceeding. The expenses were disallowed even though attributable to the taxpayer's successful resistance to his wife's claim that certain assets, primarily controlling stock interests in three automobile dealers, were community property--a claim that if upheld might have resulted in the loss of his salaried posts with the companies and in the cancellation of their franchises).

(21) Id at pages 48-49 (...The principle we derive from these cases is that the characterization, as 'business' or 'personal,' of the litigation costs of resisting a claim depends on whether or not the claim arises in connection with the taxpayer's profit-seeking activities. It does not depend on the consequences that might result to a taxpayer's income-producing property from a failure to defeat the claim, for ... that 'would carry us too far' and would not be compatible with the basic lines of expense deductibility drawn by Congress....the origin and character of the claim with respect to which an expense was incurred, rather than its potential consequences upon the fortunes of the taxpayer, is the controlling basic test of whether the expense was "business" or "personal" and hence whether it is deductible or not under Sections 212(1) and (2)).

(22) Letter Ruling 200507021 (Feb. 18, 2005).

execution services for clients' IRAs, won't be treated as IRA or Roth IRA contributions as long as clients use separate non-IRA funds to pay the fees. Fees constitute recurring administrative or overhead expenses for maintenance of clients' IRAs and/or Roth IRAs where they are based on a percentage of asset value of the IRA accounts, don't vary with transaction frequency and are distinct from cost or volume of assets purchased or sold. On the basis of the manner in which the wrap fees were determined and paid under the facts of the letter ruling, the letter ruling distinguishes Rev. Rul. 86-142.(23) In contrast to this wrap fee letter ruling, Rev. Rul. 86-142, in considering the deductibility of broker's commissions charged in connection with the purchase and sale of securities for a qualified employee's trust or an IRA, holds that broker's fees are not recurring administrative or overhead expenses incurred in connection with the maintenance of the trust or IRA. Rev. Rul. 86-142 states "[r]ather, brokers' commissions are intrinsic to the value of the trust's or account's assets; buying commissions are part of the cost of securities purchased and selling commissions are an offset against the sales price." Based on this analysis, Rev. Rul. 86-142 concludes that IRA contributions to pay broker's commissions on transactions involving IRA assets are not deductible under section 162 or 212. Such contributions (and payments treated as IRA contributions) are deductible subject to the limits of section 219.

III. ANALYSIS: WHY THE DIVIDENDS PAID SHOULD NOT BE PREFERENTIAL DIVIDENDS.

     The wrap fees payable by the wrap Clients from their Client Accounts should properly be deductible by the wrap Clients and no portion of such wrap fees should be considered expenses of the Portfolios. This should be the result notwithstanding the fact that the fees and expenses of the Portfolios are indirectly borne by the Portfolio Shareholders participating in the CAPS Program through payment of wrap fees to the Wrap Sponsors. Accordingly, all Portfolio distributions paid to Shareholders should be considered as paid to Shareholders on a pro rata basis based on net asset value. This analysis is based on the facts that:

     (1) The Wrap fees paid by investors are "ordinary and necessary" expenses of wrap Clients:

          (a) The wrap fees are reasonable and bear a proximate relationship to earning investment income in the Client Accounts. Investors have a range of wrap products offered by various financial intermediaries from which to chose. The wrap fee entitles the investor to separate account management services from a variety of advisors for an "all-in-one" fee. Historically, only large investors would have had access to these separate account advisors. Treas. Reg. Section 1.212-1(d) provides that "Expenses, to be deductible under section 212, must be 'ordinary and necessary.' Thus, such expenses must be reasonable in amount and must bear a reasonable and proximate relation to the production or collection of taxable income or to the management, conservation, or maintenance of property held for the production of income." Given the competing wrap products from which to chose, the wrap fees paid by a Client should be considered commercially reasonable and such fees bear a direct relationship to the production of income in the Client Account.

          (b) The wrap fees represent investment expenses attributable to investment in securities. The wrap fees are for advisory services for the separate account assets. Treas. Reg.

----------
(23) Rev. Rul. 86-142, 1986-2 C.B. 61.

Section 1.212-1(g) provides that "Fees for services of investment counsel, custodial fees, clerical help, office rent, and similar expenses paid or incurred by a taxpayer in connection with investments held by him are deductible under section 212 only if (1) they are paid or incurred by the taxpayer for the production or collection of income or for the management, conservation, or maintenance of investments held by him for the production of income; and (2) they are ordinary and necessary under all the circumstances, having regard of the type of investment and to the relation of the taxpayer to such investment." The wrap fees arise from an individual seeking investment advice in managing his or her assets. By analogy to the "origin of the claim" doctrine developed by Gilmore, the origin of the expense is the wrap client seeking investment advice to manage a portfolio of assets some or none of which might be invested in the Shares.

          (c) The wrap fees are established by independent service providers. GCM 39457(24) cited above excludes from its analysis certain fees charged by independent third party service providers which are deducted from dividends paid to shareholders. In setting out the facts with regard to the sliding scale management fee, GCM 39457 states that "... investment dealers, banks and other institutions may make reasonable charges to those shareholders on whose behalf various services may be rendered directly by such dealers, banks and other institutions. The services to be provided and fees therefor are established by each of the other parties acting independently from Portfolio. Portfolio has been given to understand that these fees may be charged for customer services including, but not limited to, same day investment of client funds, same day access to client funds; advising customers about the status of their accounts, yield currently being paid, or income earned to date; providing periodic account statements showing security and money market positions; other services available from the dealer, bank or other institution; and assistance with inquiries related to client investments. Any such fees, charged by such other parties acting independently from Portfolio, will be deducted from the monthly dividends and transferred to such independent parties on behalf of Portfolio shareholders, if any, incurring such expenses. On smaller accounts, the expense of such services could constitute a substantial portion of the shareholder's distribution. The expenses described in this paragraph do not appear to be expenses of the Portfolios and our memorandum does not deal with these expenses." Along the same lines, no part of the wrap fees, which are paid by the wrap Clients to independent Wrap Sponsors, should be treated as expenses of the Portfolios.

          (d) There is no relationship between the manner in which the wrap fees are charged and the expenses of a Portfolio. The wrap fee is intended to be an all inclusive fee for managing a wrap Client's assets based on that Client's individual goals and objectives. Typically, the wrap fees charged by the Wrap Sponsor will vary based on the asset size of an wrap account, but may also vary within a limited range based on the level of services desired by the Client, the asset styles selected, and competitive prices offered by competing financial intermediaries. There are multiple fixed income style managers from which a wrap Client can choose. The wrap fee does not vary based on whether a core fixed income asset allocation is made or, if made, whether AIM is selected as the style manager. The wrap fee may vary, however, within a limited range where the asset allocation is weighted significantly in favor of fixed income (although not necessarily in core fixed income) as the typical wrap fee assumes an over-weighting in equities. The wrap fee is paid to the Wrap Sponsor from the wrap accounts. The use of the Portfolios is merely a bi-product of INVESCO's investment process in managing

----------
(24) See footnote 9.

the separate accounts, and for INVESCO's convenience, to gain exposure to corporate bonds and mortgages on a commingled basis in order to limit transaction costs which might otherwise be higher if individual securities were purchased for each Client Account and to avoid dispersion of results. The fact that Portfolio dividends are ultimately deposited in the Client Accounts does not mean Portfolio dividends are the source of payment of the wrap fees. Private Letter Ruling 200507021(25) cited above considered wrap fees in the context of IRA and Roth IRA accounts. This ruling holds that wrap fees paid by clients of a financial services company, which provides a combination of investment advisory services and securities trade execution services for clients' IRAs, won't be treated as IRA or Roth IRA contributions as long as clients use separate non-IRA funds to pay fees. Such fees constitute recurring administrative or overhead expenses for maintenance of clients' IRAs and/or Roth IRAs where they are based on percentage of asset value of IRA accounts and don't vary with transaction frequency and are distinct from cost or volume of assets purchased or sold. Similarly, in the instant case, the wrap fees paid by Clients vary primarily based on percentage of asset value in a Client wrap account, don't vary based on whether a Client's assets are invested in Portfolio Shares and are paid from the Client wrap accounts.

          (e) Payment of fees by the Portfolios would be duplicative of wrap fees paid. Any fees chargeable to a Portfolio would be duplicative of fees paid by a wrap Client to the Wrap Sponsor. The wrap fee is designed to include all asset management services. These facts are analogous to the fund-of-fund rulings. For instance in Letter Ruling 9835009(26) cited above the investment advisor to the underlying funds does not charge any advisory fee on the assets of the fund-of-funds that are invested in shares of underlying funds unless the fee is for services that are in addition to, rather than duplicative of, services provided pursuant to underlying funds' advisory contract.

     (2) There is a bona fide business purpose for the managed account platforms being offered by Wrap Sponsors:

          (a) Managed account platforms provide access for investors to separate account management. The business purpose for the managed account programs is to provide investors, who would typically not otherwise qualify, with access to separate account management services. Historically, separate account services have only been available to large investors. The all inclusive wrap fee provides investors with transparency; the investor knows exactly the cost of the services being provided. There is no issue of layering of fees on allocation of assets to third-party advisors. There is no need to credit a client's account for third party fees charged. In the instant case, unlike in GCM 39457,(27) there is both a business purpose and accounting reason for the fee structure.

          (b) The Portfolios have been organized for the convenience of INVESCO. The Portfolios have been established to gain exposure to corporate bonds and mortgages. Given this is a managed account program, any investment in mutual fund shares (such as Portfolio

----------
(25) See footnote 22; letter rulings may only be relied upon by the taxpayer receiving the ruling and have no precedential value.

(26) See footnote 16.

(27) See footnote 9.

Shares) is merely a bi-product of INVESCO's investment process, and for its convenience, to gain exposure to corporate bonds and mortgages on a commingled basis. In these asset classes, investment on a commingled basis results in lower transaction costs than investment of each account in individual securities and avoids dispersion of results.

          (c) There is no tax manipulation or tax avoidance motive by reason of the fact that wrap Clients pay varying fees to Wrap Sponsors for varying services. No wrap client is attempting to increase or lower their taxable income by virtue of varying wrap fee arrangements. Each wrap Client pays exactly the fee the Client and Wrap Sponsor establish for the level of services being rendered which may or may not include investment in the Portfolio Shares. Moreover, the wrap fees are deductible by individual investors as miscellaneous itemized deductions, which are deductible only to the extent they exceed 2% of the individual's adjusted gross income. Such investment expenses are also subject to the general reduction of overall itemized deductions. In contrast, the expenses of a widely held mutual fund reduce the amount of dividends paid to shareholders and thus, indirectly, are fully deductible.

     (3) There is no injustice to Shareholders by reason of the fact that any wrap fee paid by them varies based on asset size of their wrap account or kind and degree of services being rendered to them. The staff of the SEC has declared effective the registration statements for a number of funds used in managed account platforms where such funds do not charge any fees. The staff has not publicly stated that these arrangements violate the 1940 Act or result in a breach of fiduciary duty. The SEC staff has required the fee table disclose the amount of the fund fees that are being waived. As was recognized by a Treasury spokesman in connection with a legislative change to the preferential dividend rule, the SEC is the more appropriate government agency to determine whether the sale of Portfolio Shares results in a prohibited injustice to Portfolio shareholders. In GCM 39457(28) cited above, the IRS found that the only reason for the sliding scale fee was to attract large investors by providing a rate of return larger than the return given smaller investors. In the instant case, the purpose for the Portfolios is to facilitate the management by INVESCO of the separate accounts in corporate bonds and mortgages. The waiver by the Advisor of the investment advisory fee otherwise payable by the Portfolios allows the use of the Portfolios in these managed account platforms, which are offered on the basis of the wrap Client paying an all inclusive fee. The managed account platform gives Clients access to third-party advisors that traditionally have only been available on a managed account basis to larger clients (i.e., to clients with accounts in excess of $1,000,000).

     (4) The statutory purpose for the preferential dividend rule does not require that any portion of the wrap fees be treated as Portfolio expenses:

          (a) Legislative history to preferential dividend rule. The purpose for the preferential dividend rule as it applies to RICs has been debated. The IRS has cited the legislative history to the preferential dividend rule as authority for the position that any difference in the investment advisory fee charged to shares of a RIC results in a preference. However, one can surmise from a review of the legislative history at the time the rule was made applicable to RICs in 1938 that "it is intended to prevent a RIC from manipulating the character and timing of its shareholders' recognition of income realized in respect of their interest in the

----------
(28) Id.

RIC's economic performance."(29) In 1938 legislative hearings on the preferential dividend rule, it was stated, " ...No dividends-paid credit should be allowed in the case of a distribution not in conformity with the rights of shareholders generally inherent in their stock holdings, whether the preferential distribution reflects an act of injustice to shareholders or a device acquiesced in by shareholders, rigged with a view to tax avoidance... The committee believes that no distribution which treats shareholders with substantial impartiality and in a manner consistent with their rights under their stock-holding interests, should be regarded as preferential by reason of minor differences in valuations of property distributed."(30) In the instant case, there is no tax manipulation or tax avoidance motive behind the CAPS Program. Each Portfolio Shareholder's economic performance is based on that wrap Client's agreement with the Wrap Sponsor. The use of an all inclusive fee creates transparency and avoids layering of fees.

          (b) The wrap fees paid by a Client are neither determined by reference to an investment in Portfolio Shares nor paid from Portfolio assets. There is no direct relationship between how the wrap fees paid by a Client are determined and the expenses of a Portfolio. Each wrap client is contracting for a bundle of advisory services which may or may not include an investment in Portfolio Shares; either way the fee does not vary. Wrap fees are not paid from Portfolio assets. Wrap fees are determined by independent financial intermediaries. Contrast our facts with those of GCM 39457(31) wherein the investment advisory agreement between the fund and the manager was proposed to be amended to make the shareholders primarily liable for the payment of the expenses for the services rendered to them by the manager of the fund. Therein it was proposed that each shareholder, by purchasing stock in the fund, voluntarily contract to become the primary obligor with respect to such fee, agree to the assessment of the fee directly against their respective account and simultaneously authorize the fee to be deducted from their respective account. Under the facts of GCM 39457 the fee payable by each such shareholder is determined by reference to the fund (the fee is exactly the shareholder's share of fund expenses) and is paid from the assets of the fund.

          (c) The shareholders have contractually obligated themselves to pay the wrap fees to third party Wrap Sponsors and have not contracted with the Portfolios. Neither the wrap Clients nor the Wrap Sponsors are a party to any Portfolio agreements. The Overlay Manager Agreement does not require that Account assets be invested in the Shares; the Overlay Manager Agreement obligates the Advisor to manage the Account assets consistent with the core fixed income investment style. The use of Portfolio Shares is determined by the Style Manager and not by either the wrap Client or the Wrap Sponsor.

     (5) The special nature of RICs should accommodate wrap products that provide investors who would not otherwise qualify access to separate account management services. The special nature of RICs has been recognized by the courts and the IRS in various contexts.(32) Because of the publicly traded partnership rules,(33) an actively managed, commingled investment fund generally must be structured as a mutual fund. To disallow the use of a mutual fund in a bundled managed account platform, would result in management inefficiencies for certain asset

----------
(29) See footnote 4.

(30) See footnote 5.

(31) See footnote 9.

(32) See footnote 12.

(33) Section 7704.

classes to the detriment of wrap Clients. As of December 31, 2004, there was approximately $576 billion of assets invested in these bundled managed account platforms. The preferential dividend rule should not apply where the wrap fee is determined independent of the expenses of the mutual fund and paid from the assets of the Client Account.

     (6) The Portfolios are structured to have a management fee and the irrevocable waiver by the Advisor of all fees and reimbursement of all operating expenses of each Portfolio should not have any effect on whether dividends paid by a Portfolio are eligible for a dividends paid deduction under Section 561.

          (a) The fee waiver by Advisor complies with the requirements for waiver set forth in Rev. Proc. 99-40. Section 4.03(1) of Rev. Proc. 99-40(34) requires the benefit of a waiver or reimbursement of advisory fees and other expenses related to the management of the corporation's assets be "...allocated to all shares by net asset value, regardless of Qualified Group [shareholder groups], except as provided in paragraph (2) of this section [relating to performance based fees]. Section 5 of Rev. Proc. 99-40 goes on to state: "If variations in distributions to shareholders of different Qualified Groups exist solely as a result of the allocation and payment of fees and expenses and the allocation of the benefit of waivers and reimbursements of fees and expenses in accordance with the applicable provisions of section 3 and 4 of this revenue procedure, these variations do not prevent the distributions from being dividends under section 562." In the instant case, the benefit of the fee waiver by Advisor is allocated to all Shares by net asset value in compliance with Rev. Proc. 99-40. There is nothing in Rev. Proc. 99-40 to suggest that the fees can't be waived to zero.

          (b) The structure of the Portfolios is an extension of the structure of fund-of fund arrangements which have been approved by the IRS. In fund-of-funds arrangements(35), the investment advisor of the fund-of-funds typically does not impose investment advisory fees on assets of the fund-of-funds that are invested in shares of the underlying funds where the imposition of such fees would be duplicative of investment advisory services provided to the underlying funds. The IRS has held these arrangements do not create a preferential dividend. In a similar fashion, not waiving the Portfolio's advisory fee would be duplicative of the investment services provided to the Client Accounts.

          (c) The fee waiver by the Advisor is the economic equivalent of a fee being charged and then reimbursed or credited by the Advisor; the IRS has respected the crediting of fees in the case of a common adviser. There is no economic difference between (x) an advisor charging an advisory fee and then crediting fund shareholders with an equivalent amount based on the net asset value of their fund shares [situation 1] and (y) an advisor irrevocably waiving the advisory fee in the first instance [situation 2]. In Private Letter Ruling 200422052(36), an investment advisor of each participating fund proposed waiving its advisory fees in an amount equal to any distribution and/or service fees that such participating fund incurred under a Rule 12b-1 Plan in connection with the participating fund's investment of cash balances in central fund that is advised or sub-advised by the same advisor. The IRS held that the advisor's waiver

----------
(34) See footnote 3.

(35) See footnote 16.

(36) See footnote 17.

of its advisory fee for each participating fund won't have any effect on whether dividends paid by central fund will be eligible for the deduction for dividends paid under Code Section 561. The IRS reasoned that central fund and the participating funds are each treated as separate corporations pursuant to
Section 851(g). Because the amount of the waiver of the advisory fee will be allocated among the shareholders of a participating fund based on the net asset value of the shares, the waiver complies with Rev. Proc. 99-40. Private Letter Ruling 200422052 is a variation of situation 1. The instant facts are akin to situation 2. Situation 2 is the economic equivalent to situation 1. Accordingly, the tax result should be the same, namely, the irrevocable (pro rata) waiver by the Advisor of all fees and reimbursement of all operating expenses of each Portfolio should not have any effect on whether dividends paid by a Portfolio are eligible for a dividends paid deduction under Section 561 of the Code.

          (d) The Portfolio fee agreements and corporate form should be respected. The fact that the wrap fees in a bundled managed account platform are paid by the wrap Clients should be respected. No portion of the wrap fees should be treated as expenses of the Portfolios. "While courts, like the Code, ordinarily take the corporation at face value and do not merge it with its shareholders in federal income tax cases, courts sometimes ignore the existence of a corporation as a separate taxpayer, calling it a 'straw,' a 'dummy,' a 'conduit,' a 'sham,' or 'unreal.' In general, however, the courts follow the principles enunciated in Moline Properties: 'Whether the purpose [of incorporating] be to gain an advantage under the law of the state of incorporation or to avoid or to comply with the demands of creditors or to serve the creator's personal or undisclosed convenience, so long as that purpose is the equivalent of business activity or is followed by the carrying on of business by the corporation, the corporation remains a separate taxable entity.'"(37) In the instant case, the fee arrangement of the Portfolios should be respected and the Portfolios should not be merged with wrap Clients in their capacity as Portfolio Shareholders.

     (7) Even if some portion of each Shareholder's wrap fees are treated as Portfolio expenses, Portfolio dividends (net of the portion of the wrap fee payable by each Shareholder that is treated as a Portfolio expense) are nonetheless pro rata with no preference to any shareholder; those expenses incurred by AIM that vary based on the identity of the Wrap Sponsor and the nature and extent of services provided by AIM should be properly treated as expenses of the wrap Clients that bear them and not as expenses of the Portfolios. In the multi-class ruling context, the IRS has required that expenses incurred in the management of a RIC be borne by RIC shareholders based on net asset value. This appears to be based on the premise that certain expenses (investment advisory fees, custody, etc.) are so fundamental to the operation of a RIC that they necessarily must be borne by the RIC. In contrast, the IRS has recognized that other expenses (i.e. transfer agency, administrative, etc.) can properly be allocated on the basis incurred. This later category of expenses, which do not relate to the management of the RIC, do not necessarily belong to a RIC as opposed to the RIC's shareholders. Under the Sub-Advisor Agreement, the Advisor pays the Sub-advisor 11 basis points for management services to the Portfolios; this amount is paid based on the net asset value of the Portfolio Shares and is believed to be commercially reasonable. Thus, even if some portion of the wrap fees paid from the Client wrap accounts were treated as a Portfolio expense, the portion so treated should be limited to the sub-advisory fee of 11 basis points for

----------
(37) Bittker & Eustice: Federal Income Taxation of Corporations & Shareholders at P 1.05[1][b] (2005).

management services, which amount is paid to the Sub-Advisor at the same time on behalf of all wrap fee Clients based on net asset value of the Client Accounts invested in Portfolio Shares. In contrast, those expenses incurred by AIM that vary based on the identity of the Wrap Sponsor and the nature and extent of services provided by AIM, when borne at the shareholder level, should be properly treated as expenses of the wrap Client and not those of the Portfolios.

     (8) Even if some portion of the wrap fees paid by a Client were attributed to a Portfolio, any resulting differences in dividends paid by a Portfolio should be de minimis. The 1938 legislative history to the preferential dividend rule states, in part: "The committee believes that no distribution which [1] treats shareholders with substantial impartiality and [2] in a manner consistent with their rights under their stock-holding interests, should be regarded as preferential by reason of minor differences in valuations of property distributed.(38) The IRS has recognized the de minis rule in the context of a REIT dividend reinvestment plan, allowing shares to be acquired under such a plan at a price equal to 95% of the stock's fair market value.(39) In an adverse ruling in the context of a sliding scale fee arrangement, the IRS distinguished this REIT ruling because under the facts of the ruling the IRS concluded a small shareholder does not, because he is a small shareholder, have an equal opportunity to charged a lower shareholder fee rate than is accorded to the large shareholders of the same class.(40) The Portfolio fee arrangements treat all Portfolio shareholders with "substantial impartiality;" the fee waiver by the Adviser is allocated to all shares based on net asset value. While the wrap fees charged by a Wrap Sponsor typically vary based on asset size of the Client's wrap account, other considerations apply as well, including (within a limited range) based on the level of services desired by the Client, the asset styles selected, and competitive prices offered by competing financial intermediaries. The wrap fee may also vary (within a limited range) where the asset allocation is weighted significantly in favor of fixed income (although not necessarily in core fixed income) as the typical wrap fee assumes an over-weighting in equities. In addition, the managed account platform gives Clients access to third-party advisors that traditionally have only been available on a managed account basis to larger clients (i.e., to clients with accounts in excess of $1,000,000). As of December 31, 2004, there was approximately $ 576 billion of assets invested through bundled managed account platforms. Given the facts that wrap fees are established by independent Wrap Sponsors, a range of considerations go into the establishment of wrap fees, and managed account platforms give access to third-party advisors that might not otherwise be available to Clients, the Portfolio fee arrangements should be viewed as treating Portfolio shareholders with substantial impartiality and in a manner consistent with their rights under their stock-holding interests.

[intentionally left blank]

----------
(38) HR Rep. No 1860, 75th Cong. 3d Sess. 23 (1938), 1939-1 (Part 2) CB 728,
     744.

(39) See footnote 14.

(40) See footnote 9.

IV. OPINION

     Based on our examinations of the Documents, on the Representation Letter, on the representations described above, on the results of inquiries into other facts and circumstances deemed relevant to us, on our assumption that all documents examined by us are true and complete, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic and were, to the extent required, duly executed, and that all statements set forth in such documents are accurate, on the assumption that the Trust and the Portfolios are/will be operated in accordance with the documents reviewed by us and representations received by us, and on the Code, Treasury Regulations thereunder, IRS rulings and pronouncements, court decisions, and other applicable law as of the date hereof, we are of the opinion that dividends paid by a Portfolio should qualify for the dividends-paid deduction under Code section 561 and will not constitute preferential dividends, within the meaning of Code section 562(c).

     You should recognize that there is no authority on point, and that our opinions are not binding on the IRS. The IRS has expressed positions contrary to our opinion and therefore may disagree with the opinion contained herein. Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Service as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date hereof.

     This opinion is rendered solely for the benefit of Advisor, Portfolios, their Shareholders, the Trust and each member of the Trust's Board of Trustees in his/her capacity as a trustee, and shall not be relied upon, circulated or quoted, in whole or in part, by any other party and shall not be referred to in any report or document furnished to any other party without our prior written consent.

                                        Very truly yours,

                                        STRADLEY, RONON, STEVENS & YOUNG, LLP


                                        By: /s/
                                            ------------------------------------
                                            William S. Pilling, III, a Partner

cc: Ofelia M. Mayo, Esquire
    Philip W. Cecil, Esquire

                                                                      Appendix A

                      BACKGROUND: MANAGED ACCOUNT PLATFORMS

     In the bundled (meaning all-in-one-fee) managed account platform, the emphasis of the financial intermediary or wrap sponsor and its brokers is to explain to the client how the managed account program works and, in particular, about the on-going consulting features of the program, rather than focus on the products available. The client's goals, objectives, risk tolerance and tax profile (taxable or tax-exempt) are first determined. Then the wrap sponsor assists the client in determining the asset allocation that best achieves the client's goals and objectives taking into account the client's risk tolerance and tax profile. Only then does the wrap sponsor assist the client with selection of the style managers. Once the client's account is invested, the wrap sponsor provides on-going financial consulting, including review and evaluation of performance of the account. The client receives periodic statements. The wrap sponsor performs on-going due diligence and review of participating style managers and their performance.

     The wrap sponsor has the primary obligation to communicate with its Clients although the wrap sponsor may ask a style manager to meet with its client concerning non-routine or complex matters. The style manager reports trades to the wrap sponsor and provides other reports and educational materials and handles proxies. On request, a style manager will harvest losses or profits for a wrap client, but will reinvest the proceeds and rebalance the account without the client's participation or instruction. A style manager will generally honor the request of a wrap client to not invest in certain securities. While the wrap accounts are not designed for frequent redemptions, a wrap client has the right to withdraw funds at any time, subject in limited circumstances to forfeiture of advisory fees paid in advance to the wrap sponsor. A wrap client has the right to invest daily although such frequent account activity is not contemplated.

     The wrap fee charged by a wrap sponsor typically varies based on asset size in the account, but can vary within a limited range based on the level of services desired by the client, the asset styles selected, and competitive prices offered by competing financial intermediaries. The industry-average wrap fee is approximately 170 basis points, reflecting the over-weighting to equities. There are multiple fixed income style managers from which a wrap client can choose. The wrap fee does not vary based on whether a core fixed income asset allocation is made or, if made, whether AIM is selected as the style manager. The wrap fee may vary, however, within a limited range where the asset allocation is weighted significantly in favor of fixed income (although not necessarily in core fixed income) as the typical wrap fee assumes an over-weighting in equities. The wrap fee is paid to the wrap sponsor from the client's account, typically charged quarterly in advance based on the fair market value of a client's account on the last day of the quarter. Given this is a managed account program, any investment in mutual fund shares is merely a bi-product of the style manager's investment process, and for its convenience, to gain exposure to certain asset classes on a commingled basis where the transaction costs to otherwise invest in individual securities would be higher and/or where there would be a dispersion of results.

     A variety of asset classes in which to invest are available to a wrap client in a managed account platform. Broadly speaking, the investment styles available include equities (large cap, mid-cap, small-cap and, within these, growth, value, core and other gradations such as conservative or aggressive), fixed income (taxable and nontaxable and, within these, short-term, intermediate-term and long-term and other gradations) and international (equities and fixed income and, within these, various gradations). Wrap sponsors discourage Clients from selecting only one investment style as such accounts are not sufficiently diversified in a market down-turn and tend to underperform more diversified accounts.

     The minimum asset size is generally $100,000 and the average wrap client account is in the range of $400-500,000. Generally, the client will be a retail, individual customer. The managed account platform gives Clients access to third-party advisors that traditionally have only been available on a managed account basis to larger clients (i.e., to clients with accounts in excess of $1,000,000). As of December 31, 2004, there was approximately $ 576 billion of assets invested through bundled managed account platforms.


                                       A-2